UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported by Orthofix International N.V. (the “Company”) by press release and current report on Form 8-K, on February 8, 2011, Jerry C. Benjamin, a member of its Board of Directors (the “Board”), passed away unexpectedly. Mr. Benjamin served as a member of the Board since 1992, most recently as Chairman of the Audit Committee of the Board (the “Audit Committee”).

On February 22, 2011, the Board appointed Maria Sainz, one of the Company’s outside directors, as a member of the Audit Committee. In addition, the Board appointed Kenneth R. Weisshaar as Interim Chairman of the Audit Committee. The Audit Committee is now comprised of Mr. Weisshaar, Michael R. Mainelli, and Ms. Sainz.

The Board has determined that each of Messrs. Weisshaar and Mainelli and Ms. Sainz are independent under the rules of the Nasdaq Stock Market and Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, and meet the other criteria for Audit Committee membership set forth in Nasdaq rules. In addition, Mr. Weisshaar continues to serve on the Audit Committee as an “audit committee financial expert” as defined under Item 407 of Regulation S-K.

The Board, in consultation with the Nominating and Governance Committee of the Board, is in the process of evaluating independent candidates to fill the vacancy left as a result of Mr. Benjamin’s passing, with a focus on candidates with the expertise to serve on both the Board and the Audit Committee (including potentially as Chair of the Audit Committee) on a permanent basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Brian McCollum
Brian McCollum
Interim Chief Financial Officer and Senior Vice President of Finance

Date: February 22, 2011